FORM 4                                            U.S. SECURITIES AND EXCHANGE COMMISSION                 OMB APPROVAL
[  ] Check this box if no                                  Washington, D.C. 20549                         OMB Number: 3235-0287
     longer subject to Section                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Expires: April 30, 1997
     16, Form 4 or Form 5            Filed pursuant to Section 16(a) of the Securities Exchange Act of    Estimated average burden
     obligations may continue.        1934, Section 17(a) of the Public Utility Holding Company Act of    hours per response   0.5
     See Instruction 1(b).              1935 or Section 30(f) of the Investment Company Act of 1940

 1. Name and Address of          2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person to Issuer
    Reporting Person                   AutoBond Acceptance Corporation - ABND                           (Check all applicable)
Winsauer  John       S.                                                               xx Director           xx 10%
(Last)   (First)   (Middle)                                                           xx Officer (give      __ Other (specify
                                                                                                  title               below)
301 Congress Avenue                                                                               below)
        (Street)                    3. IRS or Social             4. Statement for
                                    Security Number of           Month/Year                        Secretary
                                    Reporting Person             November 1996            _____________________________
                                    (Voluntary)
                                                              5. If Amendment,
                                    ###-##-####                  Date of Original
                                                                 (Month/Year)
Austin,         Texas     78701
(City)          (State)   (Zip)


                            Table 1--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security   2. Transaction   3. Transaction   4. Securities  Acquired (A)  5. Amount of    6. Ownership    7. Nature
   (Instr. 3)             Date             Code              or Disposed of (D)          Securities      Form: Direct   of Indirect
                                           (Instr. 8)       (Instr. 3, 4 and 5)          Beneficially    (D) or         Beneficial
                                                                                         Owned at End    Indirect (I)   Ownership
                                                                                         of Month        (Instr. 4)     (Instr. 4)
                                                                                         (Instr. 3
                                                                                          and 4)
                          (Month
                           Day/Year)      Code   V      Amount    (A) or (D)    Price

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Common Stock,              11/14/96        S            54,000         D     $10.00 per share     1,245,688       D
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Reminder: Report on a separate line for each class  of  securities  beneficially
owned directly or indirectly                                              (Over)
                                                                 SEC 1474 (8-92)

                              (Print or Type Responses)

                      Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Conversion    3. Transaction   4. Transaction   5. Number of Derivative    6. Date
    (Instr. 3)                        or Exercise      Date             Code             Securities Acquired       Exercisable
                                      price of         (Month/          (Instr. 8)       (A) or Disposed of        and
                                      Derivative       Day/                              (D) (Instr. 3, 4 and      Expiration
                                      Security         Year)                             5)                        Date
                                                                                                                   (Month/
                                                                                                                   Day/
                                                                                                                   Year)
                                                                                                                 Date     Expira-
                                                                                                                 Exer-    tion
                                                                     Code    V         (A)       (D)             cisable  Date
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Stock Options                      $10.50           11/14/96          A      V         1                          11/14/    11/14/
                                   per share                                                                      1997      2006



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1. Title of Derivative Security   7. Title and        8. Price of      9. Number of     10. Ownership       11. Nature
    (Instr. 3)                        Amount of          Derivative       Derivative        From of             of Indirect
                                      Underlying         Security         Securities        Derivative          Beneficial
                                      Securities         (Instr. 5)       Beneficially      Security:           Ownership
                                      (Instr. 3                           Owned at          Direct (D)          (instr. 4)
                                      and 4)                              End of            or
                                                                          Month             Indirect(I)
                                   Title   Amount or                      (Instr. 4)        (Instr. 4)
                                           Number of
                                            Shares
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Stock Options                     Common     20,000          $0              1                 D
                                  Stock
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Explanation of Responses

**Intentional  misstatements or  omissions of facts  constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see instruction 6 for procedure.


                                  /s/ JOHN S. WINSAUER                12/9/96
                            ____________________________________      _______
                              **Signature of Reporting Person           Date

                                                                     Page 2
                                                                 SEC 1474 (8=92)